Exhibit 99.1

Antigenics Reports Second Quarter 2010 Financial Results

Conference Call Scheduled for Today at 11:00 a.m. Eastern Time

LEXINGTON, Mass.--(BUSINESS WIRE)--July 29, 2010--Antigenics Inc. (NASDAQ: AGEN) reported today its results for the quarter ended June 30, 2010. The company incurred a net loss attributable to common stockholders of $5.2 million, or $0.05 per share, basic and diluted, for the second quarter of 2010, compared with a net loss attributable to common stockholders of $12.3 million, or $0.17 per share, basic and diluted, in the second quarter of 2009. For the six months ended June 30, 2010, the company incurred a net loss attributable to common stockholders of $14.2 million, or $0.15 per share, basic and diluted, compared with a net loss attributable to common stockholders of $22.0 million, or $0.31 per share, basic and diluted, for the comparable period in 2009. The company’s net cash burn (cash used in operating activities plus capital expenditures and dividend payments) for the three months ended June 30, 2010 and 2009 was $3.5 million and $5.7 million, respectively. The company’s net cash burn for the six months ended June 30, 2010 and 2009 was $9.6 million and $15.5 million, respectively. The 2010 results primarily reflect the company’s continuing support of Oncophage® as well as its cost containment efforts. Cash, cash equivalents, and short-term investments were $28.7 million as of June 30, 2010.

Corporate Update

  On July 27, 2010, data from a Phase 1 trial testing AG-707 in genital herpes was presented at the International Herpes Workshop. The data showed that 100% of evaluable patients receiving AG-707 with our proprietary QS-21 Stimulon® adjuvant demonstrated a statistically significant CD4+ T-cell response to HSV-2 antigens detected by interferon-gamma ELISPOT, and the majority of those patients (63%) demonstrated a CD8+ T-cell response. Eliciting both CD4+ and CD8+ T-cell responses is a first of its kind achievement in herpes therapy. This data suggests that there is potential for AG-707 to manage outbreaks and transmission, impacting the epidemiology of the virus. AG-707 represents proof of concept for a platform technology enabling development of additional heat shock protein-based infectious disease vaccines. The company plans to seek a partner to further clinical development of its infectious disease technology.
  On May 20, 2010, data from a Phase 2 clinical trial testing Oncophage vaccine in recurrent glioma, or brain cancer, was presented at the International Conference on Brain Tumor Research and Therapy. Data from the first 32 patients showed median survival of 44 weeks compared with a historical median of 26 weeks. Approximately 70% of these patients survived beyond 36 weeks, and 41% survived for at least one year. All patients tested exhibited a significant generalized innate immune response, and 92% showed an adaptive tumor-antigen specific immune response demonstrated by a significant increase in CD4+ and CD8+ T-cell responses. A Phase 2 trial testing Oncophage in newly diagnosed glioma continues to enroll. The trials are being led by Dr. Andrew Parsa of the University of California, San Francisco (UCSF) and are sponsored by the National Institutes of Health in conjunction with patient advocacy groups.

  Antigenics is working with the Pediatric Brain Tumor Consortium to explore initiation of a Phase 1 trial testing Oncophage in pediatric brain tumors.
  Based on the encouraging results to date with the use of Oncophage in glioma, Antigenics is assessing late-stage development strategies that could lead to potential US registration.
  Sales of Oncophage for intermediate-risk renal cell carcinoma (RCC; kidney cancer) in Russia continue on a very limited basis, as the company continues to explore local distribution partnerships that might enable broader commercialization efforts and potential government reimbursement.
  Antigenics continues to evaluate its options in Europe with respect to Oncophage for non-metastatic RCC, with a final decision anticipated by the end of 2010. Potential outcomes include discontinuation of efforts in Europe, planning for resubmission of a marketing authorization application, implementation of named patient or similar programs, and/or a local partnership agreement.
  A survival registry following patients from a Phase 3 trial testing Oncophage in non-metastatic RCC has been closed, and final data analysis is underway.
  The company continues to explore both academic and industry collaborations as a means of advancing preclinical and clinical research utilizing Oncophage in combination with other novel and potentially synergistic immunotherapies, such as anti-CTLA-4 antibody.
  Antigenics’ QS-21 licensees, such as GlaxoSmithKline, continue clinical development of multiple vaccines containing Antigenics’ QS-21 investigational adjuvant. Phase 3 programs include vaccines for malaria, melanoma and non-small cell lung cancer. Antigenics would be entitled to milestone payments as these programs advance, as well as royalties for at least 10 years after commercial launch. The cost of developing and marketing these vaccines is assumed by the company’s licensees. The first products containing QS-21 could be launched in 2013/2014.
  As of July 20, 2010, the company is non-compliant with the minimum bid price continued listing requirement of the NASDAQ Capital Markets. There is no change in the trading of our common stock at this time, and Antigenics has an initial period of until January 18, 2011 to regain compliance. The company can also appeal a potential delisting.

Conference Call Information

Antigenics executives will host a conference call at 11:00 a.m. Eastern Time today. To access the live call, dial 877.762.5772 (domestic) or 706.643.6986 (international); the access code is 87992038. The call will also be webcast and will be accessible from the company’s website at www.antigenics.com/webcast/. A replay will be available approximately two hours after the call through midnight Eastern Time on January 29, 2011. The replay number is 800.642.1687 (domestic) or 706.645.9291 (international), and the access code is 87992038. The replay will also be available on the company’s website approximately two hours after the live call.

About Antigenics

Antigenics is a biotechnology company working to develop treatments for cancers and infectious diseases. For more information, please visit www.antigenics.com.

This earnings release contains forward-looking statements, including statements regarding development and commercialization efforts; clinical trial activities; data, results and timelines of the company and its licensees and collaborators; and the cash position of the company. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include, among others, decisions by regulatory authorities, physicians patients, and our licensees and collaborators; the possibility that clinical trial results will not be as favorable; the inability to secure local distributors, service providers, and payment mechanisms in Russia; the ability to raise capital and finance future activities and maintain our listing on the NASDAQ Capital Market; Antigenics’ dependence on its collaborative partners to successfully develop and commercialize products; and the factors described under the Risk Factors section of our Annual Report on Form 10-Q filed with the Securities and Exchange Commission for the period ended March 31, 2010. Antigenics cautions investors not to place considerable reliance on the forward-looking statements contained in this release. These statements speak only as of the date of this document, and Antigenics undertakes no obligation to update or revise the statements. All forward-looking statements are expressly qualified in their entirety by this cautionary statement. Antigenics’ business is subject to substantial risks and uncertainties, including those identified above. When evaluating Antigenics’ business and securities, investors should give careful consideration to these risks and uncertainties.

Summary Consolidated Financial Information

Condensed Consolidated Statements of Operations Data

(unaudited)

	Three months ended June 30,		Six months ended June 30,
	2010	2009	2010	2009
		(as adjusted)

Revenue	$806	$1,270	$1,742	$1,891

Operating expenses:
Cost of sales	58	-	58	-
Research and development	2,629	5,028	7,260	9,933
General and administrative	2,768	4,170	6,334	8,073

Operating loss	(4,649)	(7,928)	(11,910)	(16,115)

Other expense, net	323	4,159	1,873	5,449

Net loss	(4,972)	(12,087)	(13,783)	(21,564)

Dividends on Series A convertible preferred
stock	(198)	(198)	(395)	(395)

Net loss attributable to common
stockholders	$(5,170)	$(12,285)	$(14,178)	$(21,959)

Per common share data, basic and diluted:
Net loss attributable to common
stockholders	$(0.05)	$(0.17)	$(0.15)	$(0.31)

Weighted average number of common
shares outstanding, basic and diluted	95,755	73,122	93,381	70,014
Condensed Consolidated Balance Sheet Data
(in thousands)
(unaudited)

	June 30, 2010	December 31, 2009

Cash, cash equivalents, and short-term
investments	$28,742	$30,065
Total assets	42,106	45,874
Total stockholders' deficit	(19,743)	(16,975)

CONTACT:
Antigenics Inc.
Media:
Brad Miles, 212-477-9007 x17
or
Investors:
Shalini Sharp, 800-962-2436